Exhibit 99.1

Steve Madden Announces Chief Financial Officer Transition

LONG ISLAND CITY, N.Y., December 10, 2020 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion-forward footwear, accessories and apparel for women, men and children, today announced the appointment of Zine Mazouzi, currently Chief Accounting Officer and Senior Vice President of Finance and Operations, to succeed Arvind Dharia as Chief Financial Officer, effective January 1, 2021. To ensure a smooth transition, Mr. Dharia will serve in an advisory capacity through 2021.

Mr. Mazouzi has over 20 years of experience in the footwear industry and a proven record in corporate finance, financial planning and analysis, operations, strategic planning and risk management. Prior to joining Steve Madden, he served in various leadership roles at Sears Holdings Corporation, including Head of Sears & Kmart Footwear, Home and Fine Jewelry and Chief Financial Officer of Sears & Kmart Footwear. Prior to that, Mr. Mazouzi served in various leadership roles including Chief Financial Officer of Nine West Group.

Mr. Dharia has served as Steve Madden’s Chief Financial Officer since October 1992. He has been instrumental in building the Company’s finance organization as well as a key member of the executive leadership team.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We can’t thank Arvind enough for his service to the Company over the past 28 years, and I am deeply appreciative of his partnership over the 15 years that I have had the pleasure of working with him.

“We are excited to have Zine, who has been part of our leadership team for the past two years, step into the Chief Financial Officer role. His strong financial, operational and leadership experience – combined with his deep understanding of footwear, accessories and retail – will help Steve Madden drive profitable growth and create value for shareholders over the long term.”

Mr. Mazouzi said, “I am thrilled to take on my new role as CFO.  I look forward to continuing to work closely with the leadership team to execute our strategic growth initiatives while maintaining our strong financial position.”

Steve Madden, Founder and Creative and Design Chief, commented, “I’m grateful to have had Arvind as a partner in building the business since the very beginning, and he has been instrumental in the Company’s success.  Steve Madden would not be what it is today without him.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Cejon®, GREATS®, BB Dakota®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains, mass merchants and online retailers. Steve Madden also operates retail stores and e-commerce websites. Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, slippers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com